Ingredion Incorporated

5 Westbrook Center

Westchester, IL 60154
United States

EXHIBIT 10.23

December  1, 2017

Jorgen Kokke

Ingredion Singapore Pte Ltd

Dear Jorgen:

On behalf of Ingredion Inc., (“Company”), we are pleased to offer you the position of Executive Vice President, Global Specialties and President, North America with an effective date of February 5, 2018 (“Effective Date”) with the opportunity to localize to the United States.   Upon localization, the terms of your employment with Ingredion Singapore Pte Ltd will terminate pending your resignation, and any expatriate-specific benefits will either cease or taper in conjunction with your official localization in the United States.

The following compensation and benefits are being offered should you choose to accept this position:

•

Base Salary:  You will receive a base salary at an annual rate of $565,000 in installments in accordance with Ingredion’s payroll procedures, which currently provide for semi-monthly payments.  Your base salary includes compensation for all time worked, as well as appropriate consideration for Company holidays and other time off.  Your base salary will be considered for adjustment as part of our normal year-end performance management and compensation process.  Your next salary review and adjustment will be in February 2019.  Your position is grade level O and is exempt.

•	Short-Term Incentive: Your Annual Incentive Plan target eligibility will be increased to 80%.
•

Long-term Incentive:  Based on the level of this position, you will continue to be eligible to participate in Ingredion's Stock Incentive Plan. All awards granted as an eligible participant of this program are based on performance.  The Compensation Committee has approved your next grant in the total amount of $900,000 on February 6, 2018.

•	US Benefit Package:
o

While the company contribution on your Singapore-based pension and the Third Country National Cash Balance Pension benefit will cease as of January 31, 2018, you will become eligible to participate in the Company’s U.S. program in 2018.  You will be eligible to participate in the Retirement Savings Plan for Salaried Employees (401k) as of the Effective Date.  If you take no action, you will be auto enrolled at 6% of your eligible compensation, up to the applicable IRS limit within 45 days of your localization date.  The plan provides a 3% basic contribution (regardless of your contribution) and provides a 100% match on the first 6% of your contributions.     The Company will honor your original date of service for 401k vesting.

o

You will be eligible to participate in the U.S. medical, dental, life insurance and disability programs.  Any employee premiums due will be deducted directly from your salary.  In addition, you will transition from Singapore’s vacation policy to the US vacation policy.  You will be eligible for 4 weeks of vacation and two floating holidays per year.

•	Executive Perquisites:
o	Company car allowance of $15,000 per annum will be paid through U.S. payroll.
o	You will be eligible for a financial advisory perquisite reimbursement of up to $5,500 and an annual executive physical.
o

You will be eligible for the Ingredion Incorporated Supplemental Executive Retirement Plan (“SERP”). The SERP offers pretax deferrals of up to 20% of your salary and up to 75% of your bonus, and it restores savings and employer matching contributions which would otherwise be lost due to IRS limits.

•	Singapore Benefits: Until your family permanently relocates to the US, for a period of up to 6 months, the following benefits of your current position will be extended:
o	Monthly Accommodation Allowance
o	International Living Allowance
o	Car Allowance
o	Educational Assistance
o	Ingredion International Medical Program
•	Transition Benefits:
o

In the month of your transfer date, you will be paid a net relocation allowance of $50,000 net through our relocation service provider Aires. It is paid to cover indefinable expenses associated with your transfer to the United States. In addition, you will be eligible for relocation benefits under our policies which will cover items such as goods transport, home finding, and certain home purchase expenses.

o

You will continue to receive tax preparation support for the tax years where you have a lingering liability associated with the benefits received as part of your assignment in the US through the 2020 tax year.

o	The company will provide sponsorship for immigration services necessary to establish permanent resident status for you (and members of your immediate family).
•	Taxation:
o

Your required income tax returns will continue to be prepared by the Company’s designated tax services provider (currently Deloitte Tax LLP) at the Company’s expense through the 2020 tax year. If you choose to use the services of another provider for tax matters, this will be at your own expense and the tax equalization outlined below will not apply.

o

Representatives of the Company’s dedicated tax services provider will conduct meetings with you to review your Singapore & U.S. tax requirements as well as your responsibilities in the tax filing process. Should you choose to use the Company’s designated tax provider, you must furnish all information necessary to complete your income tax returns on a timely basis so that you and the Company meet relevant fiscal and statutory regulations. Any additional costs incurred due to information you provide which is incomplete, inaccurate, or not provided in a timely basis will be passed on to you.

o	The Company will pay for advice in relation to general circumstances required for the preparation of your Singapore and U.S. income tax returns and other matters related to your transfer, but if you have personal assets or investments which may materially affect your position, then such costs of advice on these matters will generally be your responsibility.
o

If applicable, the Company will pay for extensions related to your income tax filings, as well as any responses to notices received in relation to Ingredion compensation or tax positions related to your transfer.

o	Tax equalization
▪

As this move from Singapore to the U.S. is a permanent transfer, the taxes for sourced income will continue to be your responsibility as it relates to the tax jurisdiction you are based at the time the income is earned.

▪

As an accommodation of your permanent transfer to the U.S., the Company will fund the incremental U.S tax on “Singapore-source” income deemed taxable for U.S. purposes. Therefore, you will be personally responsible for the approximate equivalent of Singapore taxes on Singapore-source income reportable on your U.S. income tax returns, as well as the full U.S. tax on U.S.-source income.

▪

Sourcing of income will be based on U.S. income tax regulations and reflected on your U.S. income tax return. An annual tax reconciliation will also be prepared with your income tax return by the Company’s designated tax services provider. The reconciliation will allocate the tax responsibilities between you and the Company and determine whether a reimbursement is required to or from the Company.

▪

As an example, if you receive income that is entirely reportable on your U.S. income tax return, but 25% of the income was earned in Singapore and 75% of income was earned in the U.S., you would be responsible for the approximate equivalent of Singapore taxes attributable to the 25% portion and the U.S. tax attributable to the 75% portion.

▪	U.S. tax includes applicable federal, state and social (FICA & Medicare) taxes.
▪	This arrangement will be applicable until you no longer have Singapore-Company sourced income reportable on your U.S. income tax return.
•	Confidentiality and Intellectual Property Rights and Non-Competition Agreements
o

Your Executive Severance Agreement with the Company regarding Confidentiality and Non-Compete shall remain in full force during your employment and shall survive termination of your employment in accordance with its terms.

o

This letter of agreement and the Executive Severance Agreement shall constitute the entire agreement and understanding with respect to the matters described herein, and supersede any and all prior and/or contemporaneous agreements and understandings, oral or written.

Nothing stated in this letter nor in any of our prior communications constitutes, or may be construed as, a commitment to, or contract of or for, employment for any specific duration.  Your employment with the Company will be “at will,” which means you may leave the Company, or the Company may require you to leave its employ, for any reason, at any time, except as otherwise provided by law.  This at-will relationship will remain in effect throughout your employment with the Company and any of its successors, affiliates or related entities, unless it is modified by a specific, express, written employment contract which is signed by you and an authorized executive of the Company.

Please indicate your acceptance by returning a signed copy of this letter to me at your earliest convenience.

Sincerely,

/s/ Diane J, Frisch

Diane J. Frisch

SVP, Human Resources

I accept the terms and conditions set forth in this letter.

Signature:	/s/ Jorgen Kokke	Date:	12/3/17
Jorgen Kokke